News Release

For Immediate Release

GenCorp Reports 2009 Third Quarter Results

SACRAMENTO, Calif., October 8, 2009 – GenCorp Inc. (NYSE: GY) today reported results for the third quarter of 2009.

Sales for the third quarter of 2009 totaled $201.4 million compared to $172.5 million for the third quarter of 2008.  The increase in sales is primarily the result of growth in the various Standard Missile programs and increased deliveries on the Patriot Advanced Capability – 3 and Atlas V programs.

Sales for the first nine months of 2009 totaled $555.3 million compared to $543.8 million for the first nine months of 2008.  The Company reports its fiscal year sales under a 52/53 week accounting convention. Fiscal 2008 was a 53 week year with the extra week of sales totaling $19.1 million reported in the first quarter of that fiscal year.

The Company reported a cash balance of $158.3 million at August 31, 2009, an increase of $65.6 million from November 30, 2008.  The increase in cash is primarily due to improvements in the operating performance and working capital of the Aerospace and Defense operating segment and the receipt of $10.4 million from the grantor trust. Subsequent to August 31, 2009, the Company received $26.3 million of cash from federal income tax refunds, including interest of $2.1 million.

Net income for the third quarter of 2009 was $12.1 million, or $0.20 diluted earnings per share on 66.6 million weighted average shares outstanding, compared to a net loss of $2.7 million, or $0.05 diluted loss per share on 57.4 million weighted average shares outstanding, for the third quarter of 2008.  The increase in net income was primarily due to higher net sales and lower charges for future estimated environmental remediation obligations and retirement benefit costs in the third quarter of 2009 compared to the third quarter of 2008.

Net income for the first nine months of 2009 was $44.3 million, or $0.72 diluted earnings per share on 66.5 million weighted average shares outstanding, compared to net income of $7.2 million, or $0.13 diluted earnings per share on 57.1 million weighted average shares outstanding, for the first nine months of 2008. Net income for the first nine months of 2009 includes an income tax benefit of $19.7 million, primarily as a result of new guidance clarifying which costs qualify for ten-year carryback of tax net operating losses for refund of prior years’ taxes, and lower retirement benefit costs compared to 2008.  Net income for the first nine months of 2008 included a $13.8 million charge related to the second amended and restated shareholder agreement (Shareholder Agreement) with respect to the election of Directors at the 2008 Annual Meeting and other related matters.

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“We are very pleased to report continued improvement in our quarterly and year-to-date results, said Scott Neish, GenCorp's interim chief executive officer.  "Aerojet had another strong quarter in both its space and defense programs, and we continue to work on our re-zoning efforts in anticipation of a real estate market recovery," concluded Mr. Neish.

Operations Review

Aerospace and Defense Segment

Sales of $198.1 million for the third quarter of 2009 increased from $171.0 million in the third quarter of 2008.  Sales of $548.9 million for the first nine months of 2009 increased from $528.6 million in the first nine months of 2008, including the additional week of net sales totaling $19.1 million in 2008, as discussed above. The increase in net sales during both periods is primarily due to growth in the various Standard Missile programs and increased deliveries on the Patriot Advanced Capability – 3 and Atlas V programs, partially offset by lower sales volume on the Orion program as a result of NASA funding constraints.

Segment performance was income of $20.6 million in the third quarter of 2009 compared to income of $8.8 million in the third quarter of 2008. Segment performance was income of $58.5 million in the first nine months of 2009 compared to income of $37.0 million in the first nine months of 2008. The increase in both periods in segment performance was primarily due to lower retirement benefit costs and future estimated environmental remediation obligations.

Funded backlog was $0.9 billion and $0.7 billion at August 31, 2009 and November 30, 2008, respectively. As of August 31, 2009, our total contract backlog was $1.1 billion compared with $1.0 billion as of November 30, 2008. Total backlog includes both funded backlog (the amount for which money has been directly appropriated by the U.S. Congress, or for which a purchase order has been received from a commercial customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to delivery delays or program cancellations which are beyond our control.

Real Estate Segment

Sales and segment performance for the third quarter of 2009 was $3.3 million and $1.5 million, respectively, compared to $1.5 million and $1.0 million for the third quarter of 2008, respectively.  The increase in sales and segment performance is primarily due to a $1.7 million land sale in the third quarter of fiscal 2009 resulting in a gain of $0.5 million.

Sales and segment performance for the first nine months of 2009 was $6.4 million and $3.5 million, respectively, compared to $15.2 million and $9.4 million for the first nine months of 2008, respectively. The decrease in sales and segment performance is primarily due to the sale of 400 acres of unimproved land for $10.0 million in the second quarter of 2008 resulting in a gain of $6.8 million partially offset by the $1.7 million land sale in the third quarter of 2009.

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Additional Information

Retirement benefit plan expense, which is mostly non-cash, includes income of $3.5 million for the third quarter of 2009 and income of $8.4 million for the first nine months of 2009 compared to expense of $1.8 million in the third quarter of 2008 and expense of $5.7 million in the first nine months of 2008.  The improvement is primarily related to the freeze of the defined benefit pension and benefit restoration plans as well as the increase in the discount rate used to determine benefit obligations, partially offset by lower expected investment returns.

Corporate and other expenses decreased to $4.6 million for the third quarter of 2009 compared to $7.9 million for the third quarter of 2008 primarily due to lower charges for future environmental remediation obligations, partially offset by an increase in non-cash stock based compensation charges. Corporate and other expenses for the first nine months of 2009 were $13.3 million compared to $13.1 million for the first nine months of 2008.

Total debt decreased to $438.7 million at August 31, 2009 from $440.6 million at November 30, 2008.  As of August 31, 2009, the Company had $84.5 million in outstanding letters of credit issued under the $125.0 million letter of credit subfacility, and the Company’s $80.0 million revolving credit facility, currently restricted to $60.0 million availability, was unused.

The Company’s 4% Contingent Convertible Subordinated Notes (4% Notes) that were issued in January 2004 provide the holders of the 4% Notes with the right to require the Company to repurchase for cash all or a portion of the outstanding $125.0 million 4% Notes on January 16, 2010 at a price equal to 100% of the principal amount, plus accrued and unpaid interest.  The Company’s $280.0 million senior credit facility (Senior Credit Facility) contains certain restrictions surrounding the ability of the Company to refinance its 4% Notes.  Accordingly, the Company is seeking an amendment to its Senior Credit Facility in connection with the potential required repurchase of the 4% Notes. If the Company is unable to amend the Senior Credit Facility and obtain financing to repurchase the 4% Notes on terms favorable to the Company before January 2010, the Company may be required to redeem the 4% Notes on January 16, 2010 which is allowed under the existing Senior Credit Facility. Given the Company’s current and forecasted liquidity through January 2010, in the event the 4% Notes are put to the Company, the Company believes it has the liquidity to immediately repay the holders of the 4% Notes.  The Company has engaged Imperial Capital, LLC to facilitate its efforts to amend the Senior Credit Facility and to refinance the subordinated debt.  For additional discussion of the Company's debt instruments, please see the discussion in the Company’s Quarterly Report to the SEC on Form 10-Q for the period ended May 31, 2009 and the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended November 30, 2008.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include the following:

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•	the cost of servicing the Company’s debt and the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
•	the ability of the Company to obtain the consent of its lenders under the Senior Credit Facility on terms favorable to the Company to refinance its debt and to effect a rescission offer;
•	economic conditions that could affect the Company’s ability to refinance its existing debt;
•	the Company’s plans to effect a rescission offer relating to its 401(k) employee benefit plan;
•	the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions to such pension plan;
•	effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	requirements to provide guarantees and/or letters of credit to financially assure the Company’s environmental or other obligations;
•	changes in the amount recoverable from environmental claims;
•	environmental claims related to the Company’s current and former businesses and operations;
•	the results of significant litigation;
•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	failure to comply with regulations applicable to contracts with the U.S. government;
•	significant competition and the Company’s inability to adapt to rapid technological changes;
•	product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company’s fixed-price contracts;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	reduction in airbag propellant sales volume;
•	disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as raw materials price increases;
•	changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
•
the Company’s ability to execute its real estate business plan including the Company’s ability to obtain or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•
the Company’s property being subject to federal, state and local regulations and restrictions that may impose significant limitations on the Company’s plans, with much of the Company’s property being raw land located in areas that include the natural habitats of various endangered or protected wildlife species;

•	effects of changes in management on the Company’s operations and/or business strategy;
•	costs and time commitment related to potential acquisition activities;
•	additional costs related to the Company’s divestitures;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;

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•	occurrence of liabilities that are inadequately covered by indemnity or insurance;
•	changes in the Company’s contract-related accounting estimates;
•	new accounting standards that could result in changes to the Company’s methods of quantifying and recording accounting transactions;
•	failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Linda Cutler, vice president, corporate communications  916.351.8650

(Tables to follow)

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GenCorp Inc.
Condensed Consolidated Statements of Operations

	Three months ended August 31,		Nine months ended August 31,
(In millions, except per-share amounts)	2009	2008	2009	2008
	(Unaudited)
Net Sales	$201.4	$172.5	$555.3	$543.8
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	172.2	153.2	473.8	473.7
Selling, general and administrative	0.9	1.0	5.8	1.9
Depreciation and amortization	7.8	6.7	22.7	19.8
Other expense, net	0.9	6.7	0.2	7.2
Unusual items:
Shareholder agreement and related costs	—	—	—	13.8
Executive severance agreements	1.4	—	3.1	—
Loss on debt	—	—	0.2	—
Unrecoverable portion of legal matters	0.4	1.0	1.1	2.1
Total operating costs and expenses	183.6	168.6	506.9	518.5
Operating income	17.8	3.9	48.4	25.3
Non-operating (income) expense
Interest income	(0.5)	(1.0)	(1.4)	(3.3)
Interest expense	6.4	6.8	19.5	20.9
Total non-operating (income) expense	5.9	5.8	18.1	17.6
Income (loss) from continuing operations before income taxes	11.9	(1.9)	30.3	7.7
Income tax (benefit) provision	(0.7)	1.0	(19.7)	0.4
Income (loss) from continuing operations	12.6	(2.9)	50.0	7.3
(Loss) income from discontinued operations, net of income taxes	(0.5)	0.2	(5.7)	(0.1)
Net income (loss)	$12.1	$(2.7)	$44.3	$7.2
Income (Loss) Per Share of Common Stock
Basic
Income (loss) per share from continuing operations	$0.21	$(0.05)	$0.86	$0.13
Loss per share from discontinued operations, net of income taxes	(0.01)	—	(0.10)	—
Net income (loss) per share	$0.20	$(0.05)	$0.76	$0.13
Diluted
Income (loss) per share from continuing operations	$0.21	$(0.05)	$0.81	$0.13
Loss per share from discontinued operations, net of income taxes	(0.01)	—	(0.09)	—
Net income (loss) per share	$0.20	$(0.05)	$0.72	$0.13
Weighted average shares of common stock outstanding	58.5	57.4	58.4	57.1
Weighted average shares of common stock outstanding, assuming dilution	66.6	57.4	66.5	57.1

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GenCorp Inc.
Operating Segment Information

	Three months ended August 31,		Nine months ended August 31,
(In millions)	2009	2008	2009	2008
	(Unaudited)
Net Sales:
Aerospace and Defense	$198.1	$171.0	$548.9	$528.6
Real Estate	3.3	1.5	6.4	15.2
Total Net Sales	$201.4	$172.5	$555.3	$543.8
Segment Performance:
Aerospace and Defense
Segment performance before environmental remediation provision adjustments, retirement benefit plan income (expense), and unusual items	$19.8	$16.3	$54.6	$54.7
Environmental remediation provision adjustments	(0.6)	(2.7)	(0.4)	(4.1)
Retirement benefit plan income (expense)	1.8	(3.8)	5.4	(11.5)
Unusual items	(0.4)	(1.0)	(1.1)	(2.1)
Aerospace and Defense Total	20.6	8.8	58.5	37.0
Real Estate	1.5	1.0	3.5	9.4
Total Segment Performance	$22.1	$9.8	$62.0	$46.4
Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment performance	$22.1	$9.8	$62.0	$46.4
Interest expense	(6.4)	(6.8)	(19.5)	(20.9)
Interest income	0.5	1.0	1.4	3.3
Corporate and other	(4.6)	(7.9)	(13.3)	(13.1)
Corporate retirement benefit plan income	1.7	2.0	3.0	5.8
Unusual items	(1.4)	—	(3.3)	(13.8)
Income (loss) from continuing operations before income taxes	$11.9	$(1.9)	$30.3	$7.7

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, income or expenses related to divested businesses, provisions for unusual items not related to the operations, interest expense, interest income, cumulative effect of changes in accounting principles, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

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GenCorp Inc.
Condensed Consolidated Balance Sheets
	August 31,	November 30,
(In millions)	2009	2008
	(Unaudited)
Current Assets
Cash and cash equivalents	$158.3	$92.7
Accounts receivable	92.1	97.3
Inventories	50.0	70.4
Recoverable from U.S. government and other third parties for environmental remediation costs and other	32.2	43.7
Grantor trust	2.8	1.6
Prepaid expenses and other	24.5	17.6
Income tax receivable	26.3	10.6
Assets of discontinued operations	—	0.1
Total Current Assets	386.2	334.0

Noncurrent Assets
Property, plant and equipment, net	129.5	137.9
Real estate held for entitlement and leasing	54.0	49.3
Recoverable from U.S. government and other third parties for environmental remediation costs and other	162.8	169.8
Prepaid pension asset	82.9	76.5
Grantor trust	17.7	29.3
Goodwill	94.9	94.9
Intangible assets	18.9	20.1
Other noncurrent assets, net	86.4	93.9
Total Noncurrent Assets	647.1	671.7
Total Assets	$1,033.3	$1,005.7

Liabilities and Shareholders’ Deficit
Short-term borrowings and current portion of long-term debt	$126.4	$2.0
Accounts payable	27.3	32.7
Reserves for environmental remediation costs	45.1	65.2
Postretirement medical and life insurance benefits	7.1	7.1
Advance payments on contracts	70.6	46.7
Other current liabilities	105.6	93.7
Liabilities of discontinued operations	—	1.0
Total Current Liabilities	382.1	248.4

Noncurrent Liabilities
Senior debt	67.7	68.3
Senior subordinated notes	97.5	97.5
Convertible subordinated notes	146.4	271.4
Other debt	0.7	1.4
Deferred income taxes	9.2	8.3
Reserves for environmental remediation costs	188.6	193.0
Postretirement medical and life insurance benefits	64.4	66.8
Other noncurrent liabilities	65.0	78.1
Total Noncurrent Liabilities	639.5	784.8
Total Liabilities	1,021.6	1,033.2
Redeemable Common Stock	6.7	7.6
Total Shareholders’ Equity (Deficit)	5.0	(35.1)
Total Liabilities and Shareholders’ Equity (Deficit)	$1,033.3	$1,005.7

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GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
	August 31,	August 31,
(In millions)	2009	2008
	(Unaudited)
Operating Activities
Net income	$44.3	$7.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations	5.7	0.1
Depreciation and amortization	22.7	19.8
Stock-based compensation and savings plan expense, net	2.4	7.3
Accounts receivable	5.2	(7.1)
Inventories	20.4	(3.4)
Income tax receivable	(15.7)	(7.3)
Grantor trust	10.4	(35.0)
Accounts payable and other current liabilities	(21.4)	7.3
Advance payments on contracts	23.9	(1.7)
Other changes in assets and liabilities	(21.7)	(2.5)
Net cash provided by (used in) continuing operations	76.2	(15.3)
Net cash used in discontinued operations	(0.9)	(0.5)
Net Cash Provided by (Used in) Operating Activities	75.3	(15.8)
Investing Activities
Capital expenditures	(7.5)	(12.6)
Net Cash Used in Investing Activities	(7.5)	(12.6)
Financing Activities
Debt issuance costs	(0.3)	—
Debt activity, net	(1.9)	(6.2)
Net Cash Used in Financing Activities	(2.2)	(6.2)
Net Increase (Decrease) in Cash and Cash Equivalents	65.6	(34.6)
Cash and Cash Equivalents at Beginning of Period	92.7	92.3
Cash and Cash Equivalents at End of Period	$158.3	$57.7

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